Exhibit 10.32
Rajeev Syal
Senior Executive Vice President
Chief Human Resources Officer
rajeev.syal@huntington.com
Huntington Bancshares Incorporated
41 South High Street - HC1033
Columbus, OH 43287
614.480.5461 OFFICE

February 2, 2021

Michael Jones
At the address on file with the Company

Re: Retention Letter

Dear Michael:

As you know, TCF Financial Corporation (“TCF”) has entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Huntington Bancshares Incorporated (together with its Subsidiaries and Affiliates (each as defined in the Merger Agreement), “Huntington”) contemplating the merger (the “Merger”) of TCF with and into Huntington, with Huntington as the surviving entity in the Merger. Retention of key employees of TCF is an essential consideration for Huntington and TCF while the transaction is pending and thereafter, and therefore, we are providing you with this letter (the “Retention Letter”). We are very excited about your continuing employment with Huntington after the date of the consummation of the Merger (the “Effective Date”).

I.Employment Terms Following the Effective Date

Position, Reporting and Location. Pursuant to the terms of this Retention Letter and subject to approval by the Board of Directors, following the Merger, you will serve as Head of Middle Market Banking – Minnesota and Colorado and Chair for Minnesota and Colorado, SEVP of The Huntington National Bank (the “Bank”), reporting to the person(s) serving as the executive leader(s) of the Commercial Banking segment of the Bank or his or their designee (your “Manager”). Your duties and responsibilities in that position will be commensurate with such position and as may be assigned to you by your Manager from time to time. Your principal employment location will be Minneapolis, Minnesota, subject to business travel as may be required due to your position.

Annual Base Salary and 2021 and 2022 Annual Incentive Opportunity. As of the Effective Date, your annual base salary will be $600,000, subject to adjustment in accordance with the policies of the Bank as in effect from time to time, and payable in accordance with the Bank’s customary payroll practices. You will be eligible to participate in Huntington’s Management Incentive Plan or any successor plan (the “annual incentive plan”), with a target opportunity for the 2021 and 2022 performance years of eighty percent (80%) of your annual base salary. The actual earned annual incentive award, if any, will be determined by the Compensation Committee of Huntington (the “Committee”) or its designee pursuant to the terms of the Huntington annual incentive plan and based on the achievement of applicable performance goals and paid, in each case, on the same basis as incentive award determinations

Michael Jones
February 2, 2021
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and payments are made for similarly situated employees of Huntington (the “Peer Employees”). Notwithstanding the foregoing, with respect to your annual incentive award for the 2021 performance year, if the Effective Date does not occur by November 1, 2021, and TCF determines performance for such year as permitted by the Merger Agreement, your annual incentive award in respect of the 2021 performance year will be based on TCF performance consistent with TCF’s annual incentive plan. In this case, your eligibility under the Huntington annual incentive plan will commence with respect to the 2022 performance year. In no event will you be eligible for an annual incentive award with respect to the 2021 performance year under both the Huntington and TCF annual incentive plans that would be duplicative.

Annual Equity Award Opportunity. In May of 2022 (or such earlier date in 2022 as annual equity awards are granted to the Peer Employees), you will be eligible to receive an annual equity award for 2022 performance under Huntington’s then applicable long-term incentive plan, with a target award opportunity of one hundred and twenty percent (120%) of your annual base salary. In each subsequent year thereafter, you will be eligible to receive an annual equity award under Huntington’s then applicable long-term incentive plan, with a target award opportunity determined on the same basis as that applicable to the Peer Employees. Such awards (including the form and allocations of such awards) will be determined by the Committee pursuant to the terms of the applicable long-term incentive plan on the same basis as award determinations are made for the Peer Employees. The terms and conditions of any award will be set forth in the grant agreement(s), which will be distributed shortly after the grant date.

Benefits. While employed, you will be eligible for employee benefits, including paid time off but excluding severance or transition pay, no less favorable than those provided to the Peer Employees, although until fully integrated into the Huntington benefits platform some of your benefits may continue to be provided under the TCF benefits platform. With respect to an eligible termination occurring after the second anniversary of the Effective Date, you will be eligible for benefits under the Huntington Transition Pay Plan as in effect at the time of your employment termination. While employed, you will be eligible for fringe benefits on the same basis as the Peer Employees, as in effect from time to time, and as of the Effective Date, any fringe benefits or perquisites provided by TCF will be discontinued.

Relocation Reimbursement. You will be eligible for reimbursement of certain expenses incurred in connection with your relocation of personal items from Detroit, Michigan to Minneapolis, Minnesota for the performance of your duties under this Letter, with such reimbursement not to exceed $20,000. To be reimbursed, you must complete relocation of your personal items to Minneapolis no later than December 31, 2021 and provide satisfactory documentation of all incurred expenses to Huntington in accordance with Huntington’s expense reimbursement policies as in effect from time to time. Expenses eligible to be reimbursed include moving and packing and/or unpacking services. For the avoidance of doubt, Huntington will not reimburse you for any property value losses in connection with the relocation of the items for which no documentation or unsatisfactory documentation is received. In order to be eligible for such reimbursement, all documentation must be submitted by January 31, 2022 and any documentation submitted to Huntington after January 31, 2022 will not be reimbursed. All reimbursements will be made or provided in accordance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), including, where applicable, that the right to reimbursement will not be subject to liquidation and may not be exchanged for any other benefit, the amount of expenses eligible for reimbursement (or in-kind benefits paid) in one year will not affect amounts reimbursable or provided as in-kind benefits in any subsequent year, and all expense reimbursements that are taxable income to you will in no event be paid later than the end of the calendar year next following the year in which you incur the expense.

Michael Jones
February 2, 2021
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    Application of Huntington Policies. While employed, you will also be subject to the policies, Code of Conduct and Ethics and Handbook Statements of Huntington as in effect from time to time, including any clawback and recoupment policies. At your executive level, you will be required to hold fifty percent (50%) of your net released shares for all vested Huntington equity award releases and fifty percent (50%) of net shares received upon the exercise of stock options; provided that these requirements will not apply to your legacy TCF awards converted into Huntington awards in accordance with the terms of the Merger Agreement. These net shares must be held until your employment with Huntington terminates. You will also be subject to Huntington’s Executive Stock Ownership guideline at two (2) times your annual base salary level, to be achieved within five (5) years from the Effective Date. Except with respect to a Good Reason termination (as set forth below), you will be required to provide Huntington with three (3) months’ advance notice of termination, which Huntington may waive in its discretion.

II.Your TCF Agreement

You are currently party to an Amended and Restated Executive Employment Agreement, dated as of December 13, 2020, by and between you and TCF (the “Existing Agreement”). Section 7 of the Existing Agreement would entitle you to certain payments and benefits upon a qualifying termination of employment during the twenty-four (24)-month period following a change in control of TCF, such as the Merger.

In order for you to continue to serve Huntington following the Effective Date without concern about your potential rights under the Existing Agreement, the payments and benefits under the Existing Agreement will be treated in the manner described below, which provides you with the opportunity to receive the value of the severance under Section 7(c)(i) of the Existing Agreement without having to terminate employment. Tax rules under Section 409A of the Code prevent us from paying certain of these amounts to you until you have a “separation from service” within the meaning of Section 409A of the Code.

Subject to your continued employment through the Effective Date and your execution and non-revocation of a release of claims against Huntington in substantially the form attached to your Existing Agreement as Appendix A, in full satisfaction of the obligations under Section 7 of the Existing Agreement, you will be eligible to receive a payment equal to $2,817,795, which is the value of the payments under Section 7(c)(i) of your Existing Agreement determined as of the date hereof, with such amount to be reduced as determined to be necessary to avoid the application of the excise tax under Section 4999 of the Code (described below in this Letter Agreement under the heading “Golden Parachute Excise Tax”) (such amount as may be reduced, the “Existing Agreement Amount”). An amount equal to $1,577,969 of the Existing Agreement Amount (the “Non-DC Amount”) will be paid to you in cash on the first pay date after sixty (60) days have lapsed following the Effective Date, subject to the effectiveness of the release. The Non-DC Amount represents the maximum amount of the Existing Agreement Amount that is permitted to be paid to you under Section 409A of the Code, absent a “separation from service” within the meaning of Section 409A of the Code.

On the Effective Date, the remainder of the Existing Agreement Amount equal to $1,239,826 (the “DC Amount”) will be credited to a deferred compensation account established in your name under a deferred compensation plan maintained by Huntington (the “DC Account”). The DC Amount will not be subject to a vesting requirement, and through the date(s) of payment, may be deemed invested in the investment alternatives available under the plan based on your direction. Subject to your execution and non-revocation of a release of claims in a form provided by Huntington, any required delay under Section 409A of the Code as provided in Section VI, and the last sentence of this paragraph, (i) upon any termination of

Michael Jones
February 2, 2021
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employment that constitutes a separation from service and occurs prior to the second anniversary of the Effective Date, the amounts in the DC Account will be paid to you in a lump sum on the first pay date after sixty (60) days have lapsed following your separation from service, and (ii) upon any termination of employment that constitutes a separation from service and occurs on or after the second anniversary of the Effective Date, the amounts in the DC Account will be paid to you in equal installments over seventy-eight (78) weeks in accordance with Huntington’s payroll practices and procedures, beginning on the first pay date after sixty (60) days have lapsed following your separation from service. Neither the DC Amount nor the Non-DC Amount is or shall be subject to, or eligible for, any existing or future deferral elections. Notwithstanding the foregoing, if you violate any of the restrictive covenants under the Existing Agreement that are incorporated herein pursuant to Section V, Huntington will have any remedies, including clawback, that may be available to it in law or at equity.

By signing this Retention Letter, you are agreeing that the obligations under the Existing Agreement will be handled as set forth herein and that, from and after the Effective Date, the Existing Agreement will terminate and be of no force or effect, except for any provisions thereof that expressly survive as provided in this Retention Letter.

III.Legacy TCF Equity Awards
In connection with the Merger, your outstanding TCF equity awards will be treated in accordance with the terms of the Merger Agreement, which generally provides that TCF equity awards outstanding immediately prior to the Effective Date will be converted into awards in respect of Huntington common stock (referred to herein as “legacy adjusted equity awards”). Following the Effective Date, your legacy adjusted equity awards will continue to vest based on your continued employment with Huntington. If, following the Effective Date, your employment is terminated under the certain circumstances described in Sections 6(b)(i) (Death and Disability), 6(b)(ii) (Retirement with Notice) and 7(b) (Equity Based Awards – Termination Without Cause/Good Reason within Two Years Following a Change in Control) of the Existing Agreement, your legacy adjusted equity awards will be treated as set forth in such sections of the Existing Agreement (and subject to Section 409A of the Code, to the extent such awards constitute deferred compensation within the meaning of Section 409A of the Code), in each case subject to your execution and non-revocation of a release of claims against Huntington; provided, however, that for purposes of Section 7(b) of the Existing Agreement, “Good Reason” will be defined as set forth below and not as set forth in the Existing Agreement. For the avoidance of doubt, the foregoing provisions of the Existing Agreement will not apply to any awards granted on or after the Effective Date.

For purposes of the legacy adjusted equity awards, “Good Reason” means the occurrence of any of the following events within the two (2)-year period following the Effective Date, without your written consent: (i) any material reduction in the base salary as set forth in Section I of this Retention Letter, without a corresponding reduction in the base salaries of the Peer Employees; (ii) any material reduction in your status, position or responsibilities as set forth in Section I of this Retention Letter; (iii) any requirement by Huntington (without your consent) that you be principally based at any office or location more than sixty (60) miles from your principal work location as set forth in Section I of this Retention Letter; or (iv) any other material breach of this Retention Letter by Huntington. In order to invoke a termination for Good Reason, you must give Huntington written notice of your intention to terminate employment with Huntington for Good Reason within ninety (90) days following your first knowledge of any Good Reason event and a period of sixty (60) days in which Huntington may cure the event alleged to constitute Good Reason. If Huntington fails to remedy the condition constituting Good Reason during the cure period, you must terminate (if at all) under circumstances

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February 2, 2021
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constituting a “separation from service” (as such term is defined in Treasury Regulations Section 1.409A-1(h)) within thirty (30) days following the expiration of Huntington’s cure period, in order for such termination to constitute a Good Reason termination. If the foregoing notice, cure and termination requirement are not satisfied, you will have no right to terminate employment for Good Reason as a result of such event.

IV.Golden Parachute Excise Taxes

Generally, Sections 280G and 4999 of the Code subject “excess parachute payments” to certain penalties, including a twenty percent (20%) excise tax on the payments and benefits to the employee (in addition to ordinary income and withholding taxes). Parachute payments result if the aggregate payments received by a disqualified individual for purposes of Section 280G that are contingent upon a change in control equal or exceed certain safe harbor limitations. Section 7(d) (Golden Parachute Cap) of your Existing Agreement, which is incorporated into this Letter Agreement by reference, provides for a reduction of the amounts payable to you so that you do not exceed your safe harbor limitation and have to pay the twenty percent (20%) excise tax. The determination of the value of the parachute payments that you may receive is contingent on a variety of factors, including the price of Huntington common stock on the Effective Date, and, as such, while your parachute payments (and therefore the Existing Agreement Amount and the corresponding Non-DC Amount and DC Amount) may be estimated at this time, they will not be finally determined until as soon as reasonably practicable after the Effective Date. If the parachute value of all payments and benefits that you are to receive in connection with the Merger exceed your safe harbor limitation, the DC Amount of the Existing Agreement Amount may be reduced to avoid the application of the excise tax.

V.Restrictive Covenants

    You acknowledge and agree that Sections 10 (Confidential Information), 11 (Assignment of Inventions), 12 (Non-Competition, Non-Solicitation and Non-Disparagement) and 13 (Enforcement) of your Existing Agreement are incorporated by reference and will continue to apply as if set forth herein, mutatis mutandis. Furthermore, you acknowledge and agree that all such restrictive covenants are in addition to, and not in lieu of, any other similar covenants to which you may be subject under any other plan or agreement with Huntington or TCF.

VI.Additional Provisions

    This Retention Letter will automatically become effective on, and subject to the occurrence of, the Effective Date. This Retention Letter contains all of the terms agreed upon by the parties with respect to the subject matter hereof and supersedes all prior agreements, arrangements, term sheets and communications between the parties concerning such subject matter (including the Existing Agreement), whether oral or written, other than the provisions of the Existing Agreement that are expressly incorporated into this Retention Letter. Such incorporated provisions will continue to apply as if set forth herein, mutatis mutandis, with references therein to “TCF” to be references to “Huntington,” references to “the Executive” to be references to “you” and such other interpretative modifications as are necessary (as determined by Huntington) to effectuate the intent and purpose of the applicable provision as incorporated herein. This Retention Letter may not be amended except by an instrument in writing signed by the parties hereto.

Michael Jones
February 2, 2021
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    If the Merger does not occur and the Merger Agreement is terminated in accordance with its terms or your employment with TCF terminates prior to the Effective Date, this Retention Letter will automatically be null and void ab initio and be of no further force or effect, and you will not be entitled to the Existing Agreement Amount.

    You agree to enter into Huntington’s form of Trade Secrets, Intellectual Property and Non-Solicitation Agreement as in effect at such time, and to the extent reasonably requested, will cooperate and complete Huntington’s standard pre-employment screening process and any other periodic background screens required due to regulatory requirements and/or business needs during your employment. You and Huntington acknowledge that your employment is “at will” and may be terminated by either you or Huntington at any time and for any reason or no reason.

    This Retention Letter will be binding upon any successor of Huntington or its businesses (whether direct or indirect, by purchase, merger, consolidation or otherwise), in the same manner and to the same extent that Huntington would be obligated under this Retention Letter if no succession had taken place. The term “Huntington,” as used in this Retention Letter, means Huntington as hereinbefore defined and any successor or assignee to the business or assets.

Huntington will withhold from any amounts payable under this Retention Letter such federal, state or local taxes as are required to be withheld pursuant to any applicable law or regulation.  Certain withholding requirements (e.g., FICA employment taxes) will apply to the DC Account prior to the payment of such amounts to you, and you agree that Huntington will be permitted to withhold any required amounts from the amounts held in the DC Account.

    It is intended that the payments and benefits described under this Retention Letter will be in compliance with Section 409A of the Code or an exemption thereto, and this Retention Letter will be interpreted and administered consistent with these intentions. Notwithstanding the foregoing, Huntington does not have and will not have responsibility for any taxes, penalties or interest incurred by you in connection with payments and benefits provided under this Retention Letter, including any imposed by Section 409A of the Code. For purposes of the limitations on nonqualified deferred compensation under Section 409A of the Code, each payment of compensation under this Retention Letter will be treated as a separate payment of compensation. All payments that constitute nonqualified deferred compensation under Section 409A of the Code that are to be made upon a termination of employment may only be made upon a “separation from service” (as defined under Section 409A of the Code) to the extent necessary to avoid the imposition of penalty taxes on you pursuant to Section 409A of the Code. In no event may you, directly or indirectly, designate the calendar year of any payment under this Retention Letter. Without limiting the generality of the foregoing, if, as of the date of termination of your employment, you are a “specified employee” (within the meaning of Section 409A of the Code as determined under Huntington’s policies), amounts that constitute nonqualified deferred compensation under Section 409A of the Code to be paid or provided during the period between your termination of service with Huntington and the date that is six (6)-months thereafter on account of your separation from service, including the amounts in the DC Account, will be paid or provided to you on the first business day that is six (6) months and a day following the date of such termination (or, if earlier, immediately following the date of your death).

    This Retention Letter will be governed by, and construed in accordance with, the laws of the State of Ohio, without reference to its conflict of law rules. This Retention Letter may be executed in one or more counterparts, all of which will be considered one and the same agreement, and will become a binding agreement when one or more counterparts have been signed by each party and delivered to the other party.

Michael Jones
February 2, 2021
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We very much look forward to your continuing employment with Huntington. Should you have any further questions or need clarification on the terms of this Retention Letter, please discuss with me directly prior to February 5, 2021. In order to be eligible to receive the payments and benefits set forth herein, you must sign this Retention Letter and return it to me on February 5, 2021, by scanning your executed Retention Letter and sending it to me via electronic mail on that date and then mailing the original signed Retention Letter to me at the address provided above.

Very truly yours,

/s/ Rajeev Syal

Rajeev Syal
Chief Human Resources Officer

Accepted and Acknowledged:

/s/ Michael Jones

Dated: 2/2/2021